SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
 January 22, 2004

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	0-2253 (Commission File Number)	Not Applicable
(I.R.S. Employer Identification No.)

Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda
(Address of Principal Executive Offices)

HM 08
(Zip Code)

(441) 292-0888
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure

The following information is filed pursuant to Item 9, "Regulation FD Disclosure." On January, 22, 2004, PartnerRe Ltd. issued a press release regarding the impact of an explosion at an Algerian gas plant. The text of the press release is set forth below.

PEMBROKE, BERMUDA, January 22, 2004. PartnerRe Ltd. (NYSE:PRE) today announced that claims relating to its net exposure to an explosion at Algeria’s largest LNG (liquefied natural gas) plant earlier this week are expected to approximate $27-30 million.

The explosion killed at least 27 and injured more than 70 people, and is one of Algeria’s deadliest energy accidents. The explosion and subsequent fires are said to have devastated the site, severely damaging three of its six LNG units. The plant, owned by Sonatrach, is located in the Mediterranean port city of Skikda, approximately 300 miles east of Algiers.

PartnerRe is a significant reinsurer of global specialty risks. The bulk of PartnerRe’s exposure to this explosion relates to energy reinsurance contracts.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health. At year-end 2002, total revenues were $2.7 billion. As of September 30, 2003, total assets were $10.7 billion, total capitalization was $3.1 billion and total shareholders’ equity was $2.5 billion.

PartnerRe on the Internet: www.partnerre.com

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Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio and other factors identified in the Company’s fil ings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PartnerRe Ltd.
(Registrant)

By:	/s/ Amanda E. Sodergren

Name: Amanda E. Sodergren Title: Associate General Counsel

Date: January 22, 2004